Exhibit 99.1

News Release

First Regional	1801 Century Park East	Jack A. Sweeney
Bancorp	Century City, California 90067	Board Chairman
	Telephone (310) 552-1776	Chief Executive Officer
Facsimile (310) 552-1772

IMMEDIATE RELEASE

FIRST REGIONAL BANCORP ANNOUNCES ISSUANCE OF

$15 MILLION OF CONVERTIBLE SUBORDINATED DEBENTURES

CENTURY CITY, CALIFORNIA, OCTOBER 30, 2003 - First Regional Bancorp (Nasdaq: FRGB) today announced the issuance of $15 million aggregate principal amount of convertible subordinated debentures due 2023.  The debentures were sold to accredited investors pursuant to Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and in offshore transactions in reliance on Regulation S under the Securities Act.  The debentures will bear interest at a rate of 6 percent per annum and are convertible into First Regional’s common stock at a conversion price of $27.50 per share.  The debentures are senior to the company’s trust securities but are subordinate to First Regional’s other existing and future senior indebtedness.

The debentures are convertible at any time before the maturity date.  The conversion price is subject to adjustment upon the occurrence of specified events.  At the initial conversion price, each $1,000 principal amount of debentures will be convertible into approximately 36.36 shares of First Regional’s common stock.  The initial conversion price represents a premium of approximately 8 percent over the last reported sale price of First Regional’s common stock on October 29, 2003, which was $25.48 per share.  The debentures are callable at par on or after October 30, 2007.

First Regional intends to invest the majority of the net proceeds in First Regional’s subsidiary, First Regional Bank, to support its continued growth.  The remaining proceeds will be used for general corporate purposes in the effort to continue to promote the future growth of First Regional.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.  The securities have not been registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical fact, included herein may constitute forward-looking statements.  Although First Regional believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from First Regional’s expectations include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which First Regional conducts its operations.

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